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EXHIBIT 10.35

STOCK PURCHASE AGREEMENT

dated as of
January 17, 2001
between
USA BROADCASTING, INC.
and
UNIVISION COMMUNICATIONS INC.

R E C I T A L S

ARTICLE I PURCHASE& SALE/CLOSING
1.1	Transfer of Stock by Seller	1
1.2	Purchase Price	1
1.3	Excluded Assets	2
1.4	The Closings	2
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER
2.1	Organization of Seller	4
2.2	Authority of Seller	4
2.3	Capitalization	4
2.4	No Undisclosed Liabilities	4
2.5	Assets	4
2.6	Compliance with Laws	4
2.7	Tax Representations	4
2.8	Operation of Stations in Ordinary Course of Business	5
2.9	Environmental Matters	5
2.10	Must Carry Rights; Cable Carriage	5
2.11	No Signal Interference	5
2.12	FCC Matters	5
2.13	Insurance	5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER
3.1	Organization of Buyer	6
3.2	Authority of Buyer	6
3.3	Funds	6
3.4	FCC Matters	6
3.5	Investment Representation	6
ARTICLE IV COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING
4.1	Access	6
4.2	Third-Party Approvals	7
4.3	Conduct of Business	7
4.4	Notification of Certain Matters	8
4.5	Government Filings	8
4.6	Elimination of Intercompany and Affiliate Liabilities	8
4.7	Conversion to Digital Stations	9
4.8	Insurance	9
4.9	Termination of HSN Agreements	9
4.10	Exercise of KPST-TV Put Right	9
4.11	Exercise of KPST-TV Call Right	10
4.12	Right of First Refusal; Sale to Third Party	10
4.13	Possession and Control	11
4.14	Schedule 2.4 Liabilities	11

i

4.15	Risk of Loss	11
4.16	Certain Transfers	12
4.17	Station Works and MI Subsidiaries	12
4.18	Cooperation; Professional Teams	12
4.19	Settlement Agreements	12
ARTICLE V ADDITIONAL CONTINUING COVENANTS
5.1	Station Works Facility	13
5.2	Employment Matters	13
5.3	700 Megahertz Spectrum	14
5.4	MSO Agreements	14
5.5	Section 1031 Exchange	14
ARTICLE VI CONDITIONS OF PURCHASE
6.1	GeneralConditions	15
6.2	Conditions to Obligations of Buyer	15
6.3	Conditions to Obligations of Seller	15
ARTICLE VII TERMINATION OF OBLIGATIONS
7.1	Termination of Agreement	16
7.2	Effect of Termination	16
ARTICLE VIII INDEMNIFICATION
8.1	Indemnification Obligations of Seller	16
8.2	Indemnification Obligations of Buyer	17
8.3	Certain Tax Matters	18
8.4	Procedure	19
8.5	No Offset	20
ARTICLE IX GENERAL
9.1	Amendments; Waivers	20
9.2	Schedules; Exhibits; Integration	21
9.3	Commercially Reasonable Efforts	21
9.4	Governing Law	21
9.5	Assignment	21
9.6	Headings	22
9.7	Counterparts	22
9.8	Publicity and Reports	22
9.9	Confidentiality	22
9.10	Parties in Interest	23

9.11	Performance by Subsidiaries	23
9.12	Notices	23
9.13	Expenses	24
9.14	Waiver	24
9.15	Attorney's Fees	24
9.16	Knowledge Convention	24
9.17	Representation By Counsel; Interpretation	25
9.18	Specific Performance	25
9.19	Severability	25
9.20	No Consequential or Punitive Damages	25
ARTICLE X DEFINITIONS
10.1	Definitions	25

Exhibits & Schedules

EXHIBIT A	Subsidiaries and FCC Licenses
EXHIBIT B	Purchase Price Payment Schedule
EXHIBIT C	Proprietary Programming
Schedules
Schedule 2.4	Disclosed Liabilities
Schedule 2.10	Must Carry Rights; Cable Carriage
Schedule 2.12	FCC Matters
Schedule 4.7(c)	New York and Los Angeles Digital Equipment
Schedule 5.4	Time Warner Agreement—Must Carry Provision

STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement (this "Agreement") is entered into as of January 17, 2001, between Univision Communications Inc., a Delaware corporation ("Buyer"), and USA Broadcasting, Inc., a Delaware corporation ("Seller").

R E C I T A L S

    WHEREAS, Seller owns, or with respect to clause (c), at the Initial Closing will own, all of the capital stock (collectively, the "Stock") of the following direct or indirect corporations (collectively, the "Subsidiaries"):

      (a) the subsidiaries of Seller (the "O&O Subsidiaries") that own the thirteen (13) full-power television stations (the "Stations") and the related FCC licenses and authorizations, including all digital television authorizations (the "FCC Licenses") set forth on Exhibit A;

      (b) the subsidiaries of Seller (the "MI Subsidiaries") that hold the minority interests in and other rights (but specifically excluding the Urban Judgment) with respect to the four (4) other full-power television stations set forth on Exhibit A; and

      (c) a subsidiary to be formed by Seller (the "SW Subsidiary") to which all of the assets and liabilities of Seller's business known as "Station Works" located in Ontario, California and Miami, Florida (" Station Works") will be contributed on or prior to the Initial Closing Date; and

    WHEREAS, Seller desires to sell, and Buyer desires to buy, the Stock for the consideration described herein.

A G R E E M E N T

    In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

ARTICLE I
PURCHASE & SALE/CLOSING

    1.1  Transfer of Stock by Seller.  Subject to the terms and conditions of this Agreement, Seller agrees to sell the Stock and deliver the certificates evidencing the Stock to Buyer at the applicable Closing, and Buyer agrees to buy the Stock and pay the Purchase Price pursuant to Section 1.2 at the applicable Closing. The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or, subject to compliance with Section 9.5 (Assignment), its nominee as Buyer may have directed prior to the applicable Closing Date and otherwise in a form acceptable for transfer on the books of the Subsidiaries.

    1.2  Purchase Price.  The aggregate purchase price for the Stock (the "Purchase Price") shall be One Billion One Hundred Million Dollars ($1,100,000,000). At each Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account specified by Seller, the portion of the Purchase Price payable for the Stock of the Subsidiaries being transferred at such Closing, plus any reimbursement payments expressly provided for herein in Sections 4.7 and 4.19 relating to such Stock or the Stations owned by such Subsidiaries. The portion of the Purchase Price payable for the Stock of each O&O Subsidiary and each MI Subsidiary shall be determined by reference to the value of the Station or Stations owned by, as applicable, such O&O Subsidiary or the entity in which such MI Subsidiary has an interest, as set forth on Exhibit B. The portion of the Purchase Price payable for the Stock of the SW Subsidiary is also set forth on Exhibit B.

    1.3  Excluded Assets.  Prior to the Initial Closing (as hereinafter defined), Seller will, or will cause its Affiliates to, cause the Subsidiaries to assign or transfer (by contract, dividend, distribution or otherwise) to Seller (or its designee) the following (the "Excluded Assets"):

      (a) all assets, rights, claims, causes of action and other assets of USASGV with respect to the Urban Judgment, specifically including, without limitation, all rights to enforce, collect on and receive all proceeds from the Urban Judgment, along with all rights and interests in any associated liens, security interests, pledges and/or other collateral securing USASGV as the Urban Judgment creditor;

      (b) all assets, rights, claims, causes of action and other assets related to WJYS-TV, Hammond, Indiana;

      (c) all assets, rights, claims, causes of action and other assets related to the low-power television stations of Seller and its Affiliates (collectively, the "LPTV Stations"), including, without limitation, the capital stock of USA Station Group LPTV, Inc. and all licenses, authorizations, Permits and tangible assets used or held for use in connection with the operation of Low Power Television Station W60AI, New York, New York;

      (d) all assets, rights, claims, causes of action and other assets related to the names "USA" and "USA Broadcasting" and any logo or variation thereof and the goodwill associated therewith;

      (e) all assets, rights, claims, causes of action and other assets related to any proprietary programming material of Seller, the Subsidiaries and any of their respective Affiliates set forth on Exhibit C hereto (the "Proprietary Programming"); provided, however, that for a period of six (6) months from and after each Closing, Seller shall, and shall cause its Affiliates to, grant Buyer a license to continue to broadcast the Proprietary Programming on the Station or Stations owned by the Subsidiary or Subsidiaries being transferred at such Closing to the extent consistent with Seller's past practices for such Station with royalty payments from Buyer to Seller only to the extent Seller or any Affiliate of Seller is required to make royalty or other payments to a third party in connection with the broadcast of such Proprietary Programming;

      (f)  all of the machinery, equipment, furniture, furnishings and other tangible personal property located at the corporate offices of Seller in New York and California and that are primarily used by or relate to such corporate offices or the employees located at such corporate offices; and

      (g) all other assets and rights (and the liabilities associated therewith) which are not used or held for use in the business and operations of the Stations, the MI Subsidiaries or Station Works.

In connection with the transfer of the LPTV Stations as described in Section 1.3(c), Buyer agrees to cooperate in the legal and business separation of the LPTV Stations from the Stations in order for the LPTV Stations to be operated as independent businesses (the "LPTV Separation"). In order to facilitate the consummation of the LPTV Separation in an orderly manner, Buyer covenants and agrees to cooperate, negotiate in good faith and take such further actions, and execute and deliver such documents and instruments, as may be reasonably requested by Seller in connection with the LPTV Separation; provided, however, that nothing herein shall require Buyer to incur any liability or expense in connection with the LPTV Separation without receiving from Seller fair market compensation or indemnification reasonably satisfactory to Buyer.

    1.4  The Closings.

      (a)  Initial Closing.  Subject to the satisfaction or waiver of the applicable conditions set forth in Article VI, the initial closing of the purchase and sale of Stock (the "Initial Closing") shall occur at the offices of O'Melveny & Myers LLP, 1999 Avenue of the Stars, Suite 700, Los Angeles, California, on the tenth (10th) business day following the first initial grant of an FCC Order for any of the Stations (the "Initial FCC Order"), or at such other time and place as the parties mutually agree in writing (the date on which the Initial Closing shall occur, the "Initial Closing Date"). At the Initial Closing, Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller, (i) the shares of capital stock of the SW Subsidiary, (ii) the shares of capital stock of the MI Subsidiaries, (iii) the shares of capital stock of each O&O Subsidiary that is subject to the Initial FCC Order and that has terminated or will terminate contemporaneously with the Initial Closing the affiliation agreement between HSN and the Stations owned by such O&O Subsidiary and (iv) the general partnership interests required to be transferred pursuant to Section 1.4(c). Subject to Section 4.9, Seller may elect to delay the Closing of the sale of any such O&O Subsidiary because a Station owned by such O&O Subsidiary carries programming of HSN.

      (b)  Subsequent Closings.  Subject to the satisfaction or waiver of the applicable conditions set forth in Article VI, the closing of the purchase and sale of the shares of capital stock of any O&O Subsidiary not transferred at the Initial Closing (each a "Subsequent Closing") shall occur at the offices of Buyer's counsel described in Section 1.4(a). Each Subsequent Closing shall occur on a date specified by Seller, which date shall not be earlier than ten (10) business days after such notice and shall not be prior to (i) the date which is the tenth (10th) business day following the initial grant of an FCC Order authorizing the transfer of control of the FCC Licenses for the Station or Stations owned by such O&O Subsidiary (each such FCC Order not covered by the Initial FCC Order, a "Subsequent FCC Order"), and (ii) the date on which the affiliation agreement between the Station or Stations owned by such O&O Subsidiary and HSN is terminated (the date on which each Subsequent Closing shall occur, a "Subsequent Closing Date"). Subject to Section 4.9, Seller may elect to delay the Closing of the sale of any such O&O Subsidiary because a Station owned by such O&O Subsidiary carries programming of HSN.

      (c)  Transfer of Certain Partnership Interests.  USA Station Group, Inc. ("USASGI"), one of the Subsidiaries, owns a 1% general partnership interest in each of the eleven (11) licensee general partnerships. If all of the O&O Subsidiaries are not transferred to Buyer at the Initial Closing, Seller shall cause USASGI to transfer to Buyer or its Designee at each Closing the 1% general partnership interest in the licensee general partnership that owns the FCC License or FCC Licenses of the Station or Stations owned by the Subsidiary or Subsidiaries being transferred at such Closing.

      (d)  Outside Closing Date.  If all of the Closings shall not have occurred on or prior to January 10, 2002 (the "Outside Closing Date") then Buyer shall pay to Seller on the Outside Closing Date all amounts that would have been payable to Seller had all of the Closings on all Stock occurred on the Outside Closing Date, less the amount of the Purchase Price paid to Seller at any prior Closings, except no such amounts shall be payable if (i) all of the Closings shall not have occurred because of a breach by Seller of this Agreement that has caused the conditions precedent set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied as of the Outside Closing Date, or (ii) such breach has been the sole cause of the conditions set forth in Section 6.1 not to be satisfied as of the Outside Closing Date. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer's obligation to pay such amounts pursuant to this Section 1.4(d) and the rights of Seller to receive such payment shall be absolute and unconditional (subject to the qualification in the preceding sentence with respect to a breach by Seller and subject to a delay in such payment as provided for in Sections 4.15 and 7.1) and not subject to any right of set off, deduction or counterclaim. Payment of the amounts pursuant to this Section 1.4(d) shall be final and non-refundable and Buyer shall not seek to recover all or any part of such payment from Seller for any reason whatsoever. All payments pursuant to this Section 1.4(d) shall be made by wire transfer of immediately available funds to an account specified by Seller. Subject to compliance with Section 9.5, upon receipt by Seller of all amounts payable to Seller pursuant to this Section 1.4(d), Seller shall, or shall cause, the Stock to be transferred in accordance with Buyer's written instructions; provided, that such transfer is in compliance with all applicable Laws.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller and Buyer acknowledge and agree that Buyer intends to alter the format and programming of the Stations and further develop the Stations in order to implement a new business plan with respect to the Business and operations of the Stations. Consequently, Seller and Buyer acknowledge and agree that limited representations and warranties are appropriate for this transaction and that except for the representations and warranties specifically identified in the Agreement, no other representations or warranties shall be made or deemed to be made by any party hereto. Seller makes the following representations and warranties (and no other representations or warranties) on behalf of Seller and each of the Subsidiaries:

    2.1  Organization of Seller.  Seller and each Subsidiary is duly organized, validly existing and in good standing under the laws of its respective state of organization. Seller and each Subsidiary has the power and authority to own, lease and operate its assets and to carry on its business as now conducted.

    2.2  Authority of Seller.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions of Seller (none of which actions have been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes a valid and binding agreement and obligation of Seller, enforceable in accordance with its terms.

    2.3  Capitalization.  Seller directly or indirectly owns, or will own prior to the Initial Closing Date, all of the equity of all of the Subsidiaries. Except for the equity held directly or indirectly by Seller, no Subsidiary has issued or has outstanding any securities, capital stock, warrants, calls or options. The shares of capital stock of the Subsidiaries and, if applicable the general partnership interests held by USASGI, will be transferred to Buyer free and clear of all Encumbrances.

    2.4  No Undisclosed Liabilities.  As of the date hereof, the Subsidiaries are not subject to any liability (including, without limitation, unasserted claims), whether absolute, contingent, accrued or otherwise, which is not set forth on Schedule 2.4 to Seller's Disclosure Schedule, other than liabilities not greater than Fifty Thousand Dollars ($50,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

    2.5  Assets.  As of the date of the Closing with respect to each Station, all of the assets used or held for use in the operation and Business of such Station as currently conducted will be owned by the O&O Subsidiary which owns such Station. The transmission facilities of each Station, and the transmission facilities of Station Works that are owned by Seller or a Subsidiary, are in good working order, reasonable wear and tear excepted.

    2.6  Compliance with Laws.  To the knowledge of Seller, the Business of the Stations has been conducted in compliance with all Laws, including the Communications Act and the FCC Rules, which are applicable to the Stations, except for violations which, individually or in the aggregate, are not reasonably expected to have a material adverse effect on any Station.

    2.7  Tax Representations.  Each of the Subsidiaries currently is, and for the Tax period ending on the respective Closing for such Subsidiary will be, included in Seller's consolidated federal income Tax returns. None of the Subsidiaries is a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes with respect to any taxable period after the Closings.

    2.8  Operation of Stations in Ordinary Course of Business.  Except for changes in operations related to reductions of costs and expenses, since December 31, 1999, Seller and the Subsidiaries have operated the Stations in the ordinary course of business consistent with past practices.

    2.9  Environmental Matters.  No Subsidiary, nor any of the properties, assets or operations of any Subsidiary relating to the Stations are subject to any claim from any Governmental Entity or private party respecting any environmental health or safety requirements of Law or any liabilities and costs arising from the release or threatened release of a Hazardous Substance into the environment. With respect to the operation of the Stations, the Subsidiaries have materially complied with and are currently in material compliance with all applicable environmental, health and safety requirements of Law. No Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance into the environment in material violation of any applicable environmental, health or safety laws. There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substances into the environment in connection with the operations of any Subsidiary or the use of the properties or assets of any Subsidiary that has created or would be reasonably expected to create a Material Consequence, whether or not asserted by a third party, under any applicable environmental, health or safety laws.

    2.10  Must Carry Rights; Cable Carriage.  Except as set forth on Schedule 2.10, Seller and the Subsidiaries have not entered into any agreements which forfeit any "must carry" rights of the Stations under the Communications Act or the FCC Rules. To the knowledge of Seller, there is no imminent threat to the current cable carriage of any of the Stations.

    2.11  No Signal Interference.  To the knowledge of Seller, the Stations do not cause and do not receive any material interference that is in violation of applicable FCC Rules.

    2.12  FCC Matters.  Seller or a Subsidiary is the authorized legal holder of the FCC Licenses. The FCC Licenses are in full force and effect and constitute all the licenses and authorizations from the FCC required for and/or used in the operation of the Stations as currently operated as of the date of this Agreement. Except for actions or proceedings affecting television stations generally, no action, complaint, petition, notice of violation, or proceeding is pending or, to the knowledge of Seller or the Subsidiaries, threatened by the FCC relating to the business or operations of the Stations. The Stations have been operated in all material respects in compliance with the FCC Licenses. Except for the waiver described in Schedule 2.12, to the knowledge of Seller, there are no waivers of any FCC Rules necessary to be obtained for the grant of the applications for the transfer of control of the FCC Licenses to a qualified buyer. To the knowledge of Seller, there are no matters, facts or circumstances relating exclusively to Seller or the Subsidiaries which could reasonably be expected to result in the FCC's refusal to grant Approval of the transfer of control of the FCC Licenses to a qualified buyer under the Communications Act and FCC Rules.

    2.13  Insurance.  Seller or its Affiliates maintain with reputable insurance companies insurance covering the assets, liabilities and operations of the Stations in amounts and with coverage which Seller believes are adequate and sufficient in connection with the ownership and operations of the Stations as presently conducted by Seller and the Subsidiaries.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer makes the following representations and warranties (and no other representations or warranties):

    3.1  Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to enter into and perform the terms of this Agreement, and the transactions contemplated hereby.

    3.2  Authority of Buyer.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions of Buyer (none of which actions have been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes a valid and binding agreement and obligation of Buyer, enforceable in accordance with its terms.

    3.3  Funds.  Buyer has available or has access to adequate funds to consummate the transactions contemplated herein in accordance with the terms hereof.

    3.4  FCC Matters.  Buyer is legally, technically, financially and otherwise qualified under the Communications Act and the FCC Rules to acquire and operate the Stations. To the knowledge of Buyer, there are no matters, facts or circumstances which could reasonably be expected to result in the FCC's refusal to grant Approval of the transfer of control of the FCC Licenses to Buyer or which could reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring or operating the Stations. Except for the waiver described in Schedule 2.12 to Seller's Disclosure Schedule, to the knowledge of Buyer, there are no waivers of any FCC Rules necessary to be obtained for the grant of the applications for the transfer of control of the FCC Licenses to Buyer, nor will processing pursuant to any exception of any FCC Rules be requested or required in connection with the consummation of the transactions contemplated herein.

    3.5  Investment Representation.  Buyer is acquiring the Stock from Seller for Buyer's own account, for investment purposes only and not with a view to or for the sale in connection with the distribution thereof.

ARTICLE IV
COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING

    4.1  Access.  Subject to applicable Laws and fiduciary and privacy obligations, Seller shall cause each of the Subsidiaries to authorize and permit Buyer and its counsel, financial advisors, independent auditors and other authorized representatives (collectively, the "Representatives") to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses, to all of their respective officers, outside producers, properties, books (including financial and operating data), records, documents, operating instructions and procedures, Tax Returns (solely to the portions of such Tax Returns that relate to the Stations) and all other information with respect to the Subsidiaries, the Stations and the Stock as Buyer may from time to time request, and to permit Buyer or its Representatives to make copies of such books, records and other documents and to discuss the respective businesses of Seller and its Subsidiaries with such other Persons, including, without limitation, their respective directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business of the Subsidiaries and the Stations, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of the Subsidiaries and the Stations; provided, however, that Buyer shall not contact any employee, supplier, customer or creditor of Seller without the prior written consent of Seller. All information furnished hereunder shall be subject to the confidentiality obligations set forth in this Agreement.

    4.2  Third-Party Approvals.  To the extent that the Approval of any third party with respect to any Contract is required in connection with the transactions contemplated by this Agreement, including Section 4.16 and Section 4.17, Buyer and Seller shall use commercially reasonable efforts to obtain such Approval prior to the Closing Date for the Subsidiary or Subsidiaries to which such Approval relates, and if any such Approval is not obtained, Buyer and Seller shall use commercially reasonable efforts to enter into an arrangement pursuant to which Buyer obtains the benefits of each such Contract and is responsible and liable for any burdens of each such Contract.

    4.3  Conduct of Business.

      (a) Seller agrees with and for the benefit of Buyer that, with respect to each Station and Station Works, during the Interim Period, neither Seller nor any Subsidiary shall without the prior consent in writing of Buyer, except as expressly provided for herein:

        (1) conduct the Business of such Station in any manner except in the ordinary course of business consistent with past practices and in material compliance with all FCC Licenses; or

        (2) make any purchase or enter into any contractual commitment at such Station or Station Works that (i) will remain in effect after the Closing of the transfer of the Subsidiary that owns such Station or Station Works, or (ii) individually requires payment by any Subsidiary of more than Twenty Five Thousand Dollars ($25,000) in any specific case or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; or

        (3) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, stockholder or any of their respective Associates or Affiliates, except to the extent that such loan, guaranty or other extension of credit or commitment does not become an asset or liability of Buyer or a Subsidiary on or after the Closing with respect to such Subsidiary; or

        (4) grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof), except in the ordinary course of business consistent with past practice; or

        (5) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (i) for dispositions of property not material in amount, or (ii) in the ordinary course of business or (iii) as contemplated by this Agreement; or

        (6) change or amend its charter documents or bylaws, except to the extent any such change or amendment does not adversely affect Buyer; provided that prior to each Closing, Seller shall change the name of each Subsidiary to be transferred at such Closing to a name requested by Buyer on at least ten (10) business days written notice, which name shall not include "USA" or "USA Broadcasting", or if no such notice is given, to any name chosen by Seller; or

        (7) agree to or make any commitment to take any actions prohibited by this Section 4.3(a).

      (b) Notwithstanding anything to the contrary set forth in this Agreement, Buyer acknowledges and agrees that Seller and the Subsidiaries (i) have and intend to continue to take actions that are reasonably necessary to reduce the operating costs of the Stations and Station Works, including, without limitation, reductions in capital expenditures, programming liabilities, employee costs and other cost-saving measures, and (ii) may elect to carry HSN programming on any of the Stations until the Closing of the sale of the O&O Subsidiary that owns such Station; moreover, Buyer agrees that Seller shall not be in breach (or deemed to be in breach) of any provision of this Agreement as a result of any such actions.

    4.4  Notification of Certain Matters.

    Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller, of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied and (b) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied. No such notification shall affect the representations or warranties of Seller or the conditions to Buyer's obligations hereunder.

    4.5  Government Filings.

      (a)  FCC Filing.  As promptly as practicable and no later than ten (10) business days following the date of this Agreement, Seller and Buyer shall jointly file applications for the Stations with the FCC requesting the consent of the FCC to the transfer of control of the FCC Licenses for the Stations to Buyer. Seller and Buyer will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the requested consents and Approvals of the applications by the FCC.

      (b)  HSR Filing.  As promptly as practicable and no later than ten (10) business days following the date of this Agreement, Seller and Buyer shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Act (each an "HSR Filing"). Seller and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of the Hart-Scott-Rodino Act. Seller and Buyer will supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party or its Affiliates with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement and any related or contemplated or inconsistent transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott Rodino Notification and Report Form or communications regarding the same.

      (c)  Regulatory Impediments.  If there are any regulatory impediments to any Closing, Buyer and Seller shall take all commercially reasonable actions to remove such impediments. If such impediments remain after such efforts, Buyer shall take such action as is necessary, including, but not limited to, placing the subject assets into a trust or assigning its rights to take title to certain Stock to a third party as provided for in Section 9.5(b), in order for such regulatory impediment to be removed or resolved and such Closing to be consummated on or before January 10, 2002.

    4.6  Elimination of Intercompany and Affiliate Liabilities.  Prior to each Closing Date, Seller shall purchase, cause to be repaid or (with respect to guarantees) assume liability for any intercompany obligations or receivables (each an "Intercompany Liability") among Seller and its Affiliates on the one hand and the Subsidiaries to be transferred at such Closing on the other hand. At such Closing Date, neither Buyer nor any of the Subsidiaries that have been transferred to Buyer on or prior to such Closing Date shall have any continuing commitment, obligation or liability of any kind with respect to such Intercompany Liability. Seller agrees to indemnify Buyer and the Subsidiaries for any Losses with respect to any such Intercompany Liability not fully assumed or discharged as contemplated.

    4.7  Conversion to Digital Stations.

      (a)  Capital Expenditures.  Buyer and Seller agree that during the Interim Period with respect to any Station, except for "Booked Digital Commitments" set forth on Schedule 2.4 under the heading "USA Broadcasting Capital Digital/Analog Project Status as of November 30, 2000," Seller shall not, without the prior written Approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed), make any capital expenditures or commitments for the construction of facilities for the provision of digital television service on such Station or for the conversion of such Station to digital television operation; provided, however, nothing herein shall in any way limit Seller's right to make such expenditures or commitments as may be necessary for Seller or the Subsidiaries to comply with the FCC's prescribed timetable for such conversion at any Station.

      (b)  Reimbursement; Notice.  Buyer and Seller further agree that Buyer shall reimburse Seller at each Closing for all capital expenditures made by Seller which are permitted under this Section 4.7 or otherwise disclosed on Schedule 2.4 made after December 6, 2000 through the date of such Closing at the Stations owned by the Subsidiary or Subsidiaries being transferred at such Closing. Seller shall provide written notice to Buyer at least five (5) business days before each Closing Date of the amount of all such permitted expenditures with respect to the Subsidiaries being transferred at such Closing. All reimbursement amounts paid to Seller pursuant to this Section 4.7 shall be independent from and in addition to the Purchase Price hereunder.

      (c)  New York and Los Angeles Digital Equipment.  Seller agrees to use commercially reasonable efforts to have installed at the broadcast facility of television broadcast station WHSI-TV, Smithtown, New York the digital equipment specifically set forth on Schedule 4.7(c) which Seller has ordered for the digital conversion of television station WHSE-TV, Newark, New Jersey. Seller agrees to use commercially reasonable efforts to place in storage or transfer to another Station (or dispose of as Buyer shall otherwise direct) the digital equipment specifically set forth on Schedule 4.7(c) which Seller has ordered for the digital conversion of television broadcast station KHSC-TV, Ontario, California. Buyer shall reimburse Seller in accordance with the procedures set forth in Section 4.7(b) for all actual, direct, out-of-pocket costs and expenses (including necessary costs and expenses to reconfigure such digital equipment) incurred by Seller and its Affiliates in complying with this Section 4.7(c).

    4.8  Insurance.  At all times during the Interim Period with respect to a Station or Station Works, Seller shall maintain or cause to be maintained all insurance in effect on the date of this Agreement with respect to the assets, liabilities and operations of such Station and of Station Works.

    4.9  Termination of HSN Agreements.  Seller shall, or shall cause the Subsidiaries to, terminate all HSN programming on the Stations on or before January 10, 2002; provided, however, that such terminations may be subject to the consummation of the applicable Closing.

    4.10  Exercise of KPST-TV Put Right.  If prior to the Initial Closing Date Seller or any Affiliate of Seller shall be required to purchase the remaining interest in KPST-TV (the "Majority KPST Interest") from the holder thereof in connection with the exercise by such holder of its right to put the Majority KPST Interest to Seller or any Affiliate of Seller, then: (a) if the transfer of such interest has not occurred by the Initial Closing, (i) Seller shall transfer, either directly or indirectly, its rights and obligations to Buyer and Buyer shall assume such rights and obligations and shall be responsible for purchasing the Majority KPST Interest following receipt of any required FCC Approval and (ii) the affiliation agreement between KPST-TV and HSN shall terminate no later than January 10, 2002; or (b) if such transfer has occurred by the Initial Closing, (i) upon the transfer of the Majority KPST Interest to Seller or its Affiliate, Buyer shall reimburse Seller for all amounts incurred by Seller and its Affiliates to purchase such remaining interest in accordance with the agreement governing such put right, (ii) such remaining interest shall be transferred to Buyer promptly after receipt of any required

FCC Approval, and (iii) the affiliation agreement between KPST-TV and HSN shall terminate no later than January 10, 2002.

    4.11  Exercise of KPST-TV Call Right.  If prior to the Initial Closing Date Buyer shall provide a written request to Seller for Seller or one of its Affiliates to exercise the call right for the purchase of the Majority KPST Interest from the holder thereof, then Seller shall exercise such right to the extent permitted by, and in accordance with, the agreement governing such call right, and Seller shall after such exercise, but only during the period prior to the Initial Closing Date, undertake to effectuate the purchase of such Majority KPST Interest in accordance with the agreement governing such call right. If Seller or any of its Affiliates shall be required to purchase the Majority KPST Interest in connection with the exercise by Seller or its Affiliate of the call right to purchase such Majority KPST Interest, then (a) if the transfer of such interest has not occurred by the Initial Closing Date, (i) Seller shall transfer, either directly or indirectly, its rights to purchase the Majority KPST Interest to Buyer and Buyer shall assume such rights and shall be responsible for purchasing such interest following receipt of the required FCC Approval and (ii) the affiliation agreement between KPST-TV and HSN shall terminate no later than January 10, 2002; or (b) if such transfer has occurred by the Initial Closing (i) upon the transfer of the Majority KPST Interest to Seller or its Affiliate, Buyer shall reimburse Seller for all amounts incurred by Seller and its Affiliates to purchase such Majority KPST Interest in accordance with the terms of the agreement governing such call right, (ii) such Majority KPST Interest shall be transferred to Buyer promptly after receipt of any required FCC Approval, and (iii) the affiliation agreement between KPST-TV and HSN shall terminate no later than January 10, 2002.

    4.12  Right of First Refusal; Sale to Third Party.

      (a)  Exercise of Right of First Refusal.  If prior to the Initial Closing Date Seller or any Affiliate of Seller has an opportunity to exercise a right of first refusal to acquire the assets of a Minority Owned Entity or to acquire the majority interest in a Minority Owned Entity (each a "Right of First Refusal"), Seller shall as promptly as practicable prior to the date on which such right may be exercised provide written notice to Buyer of such opportunity, and Seller or its Affiliate shall, at Buyer's written direction (which shall be given as promptly as practicable), either not exercise such Right of First Refusal or exercise such Right of First Refusal to the extent permitted by, and in accordance with, the agreement governing such Right of First Refusal, and Seller or its Affiliate shall after such exercise, but only during the period prior to the Initial Closing Date, undertake to effectuate the purchase of such assets or of such majority interest in such Minority Owned Entity. If Seller or any of its Affiliates shall be required to exercise a Right of First Refusal or if Seller or any of its Affiliates has otherwise agreed to acquire the assets of a Minority Owned Entity, then:

        (1) if the acquisition of such assets or of such majority interest has not occurred by the Initial Closing Date, Seller shall, or shall cause its Affiliate to, assign such Right of First Refusal or such contractual rights to purchase such assets to Buyer, and Buyer shall assume the obligations related thereto and thereafter be responsible for purchasing such assets or majority interest following receipt of the required FCC Approval; provided, that Buyer shall reimburse Seller on the Initial Closing Date for the full amount of the Urban Judgment to the extent Seller surrenders its claim to such amount in connection with a successful bid to acquire the assets of Urban; or

        (2) if such acquisition has occurred by the Initial Closing Date (i) upon the transfer of such assets or majority interest to Seller or its Affiliate, Buyer shall reimburse Seller for all amounts incurred by Seller and its Affiliates to purchase such assets or such majority interest in accordance with the terms of the agreement governing such Right of First Refusal, including the full amount of the Urban Judgment to the extent Seller surrenders its claim to such amount in connection with a successful bid to acquire the assets of Urban, (ii) such assets or such majority interest shall be transferred to Buyer promptly after receipt of any required FCC Approval and (iii) the affiliation agreement between the station owned by such Subsidiary and HSN, if any, shall terminate no later than twelve (12) months after the Initial Closing Date.

      (b)  Sale to Third-Party.  If prior to the Initial Closing Date the assets of any Minority Owned Entity are sold to a third party, Seller shall pay Buyer at the Initial Closing the amount received by Seller or any of its Affiliates for its interest in such entity, and if such amount differs from the portion of the Purchase Price allocated to the entity owning such assets as set forth on Exhibit B, the purchase price payment schedule set forth on Exhibit B shall be adjusted as mutually agreed by the parties to reallocate such difference to the other Stations being transferred at the Initial Closing, provided the aggregate Purchase Price shall not be increased.

      (c)  Termination of HSN Agreements.  If subsequent to the Initial Closing Buyer acquires all of the equity in a Minority Owned Entity or acquires the station owned by such entity, the affiliation agreement between such station and HSN, if any, shall terminate no later than twelve (12) months after the closing date for such acquisition.

    4.13  Possession and Control.  Prior to the transfer by Seller to Buyer of Seller's interest in any Station, Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the Business and operations of such Station, and such operation, including complete control and supervision of all programming, shall be the sole responsibility of Seller. On and after the transfer by Seller to Buyer of Seller's interest in any Station, Seller shall have no control over, or right to intervene, supervise, direct or participate in, the Business and operations of such Station.

    4.14  Schedule 2.4 Liabilities.  During the applicable Interim Period for each Station, Seller shall continue to satisfy the liabilities set forth on Schedule 2.4 with respect to such Station in the ordinary course of business consistent with the past practices of Seller. At each Closing, the liabilities of the Subsidiaries being transferred to Buyer at such Closing shall only include those liabilities set forth on Schedule 2.4 (other than the liabilities for which Seller shall continue to be responsible as provided in the third sentence of this Section 4.14) and liabilities incurred as permitted by this Agreement. From and after the Closing of the transfer of the shares of capital stock of each Subsidiary, Buyer shall or shall cause the Subsidiaries to satisfy the liabilities set forth on Schedule 2.4 (whether or not included under a heading which includes the words "Booked", "Unbooked", "Unrecorded" or "Other Contract Obligations") with respect to the Stations owned by such Subsidiary in the ordinary course of business consistent with the past practices of the broadcasting business of Buyer; provided, however, that Seller shall continue to be responsible for the following liabilities set forth on Schedule 2.4 with respect to such Stations: (a) the liabilities on Schedule 2.4 under the headings "Potential Claims", "Workers' Compensation", "Other Claims" and "Lawsuits" and (b) the $8,280,000 liability to Cablevision for advertising availability set forth on Schedule 2.4 under the heading "New York Schedule of Unrecorded Contract Liabilities." At the Closing of the transfer of each O&O Subsidiary, the non-programming liabilities of the Stations owned by such O&O Subsidiary shall be current and the programming assets of such Stations shall be current or, in the alternative, the programming assets of such Stations shall equal or exceed the programming liabilities of such Stations, as determined in accordance with GAAP. At the Initial Closing the liabilities of the SW Subsidiary and the MI Subsidiaries shall be current.

    4.15  Risk of Loss.  The risk of loss or damage by fire or other casualty or cause to the assets of any Station or Station Works shall be upon Seller until the date of the Closing at which Seller's interest in the Subsidiary that owns such assets are transferred to Buyer. In the event of any such loss or damage that would cause the condition set forth in Section 6.2(a) not to be satisfied because of the occurrence of such loss or damage (a "Material Casualty Loss"), Seller shall restore, replace or repair the damaged assets to their previous condition; provided, however, that if any such Material Casualty Loss shall not have been restored, replaced or repaired as of the date of the Closing scheduled for the transfer of the Stock of the Subsidiary that owns such assets, Seller shall have the right to delay the date of such Closing for a period of up to ninety (90) business days from the date such Closing would otherwise occur (or a longer period if Buyer shall consent in writing) to make such restorations, replacements or repairs as are necessary; provided, further, that if such delay shall be the sole cause of such Closing occurring after the Outside Closing Date and, as a result, Buyer shall be obligated to make payment to Seller pursuant to Section 1.4(d), then Buyer shall have the right to withhold from such payment an amount equal to the portion of such payment (as set forth on Exhibit B) attributable to the Subsidiary that owns, as applicable, Station Works or the Station at which such loss or damage occurred, and Seller shall not be obligated to transfer the Stock of the Subsidiary that owns such Station or Station Works. Seller shall provide Buyer with written notice of the completion of the restoration, replacement or repair of such loss or damage, and on the tenth (10th) business day following such notice Seller shall transfer the Stock of such Subsidiary to Buyer, and Buyer shall pay to Seller any such withheld amount. In the event of any such loss or damage prior to a Closing that does not constitute a Material Casualty Loss, Seller shall, at its option, either (a) restore, replace or repair such loss or damage, in which case Seller shall be entitled to receive all insurance proceeds to which Seller or the Subsidiaries would be entitled as a result of such loss or damage, or (b) assign such insurance proceeds to Buyer, whereupon Seller shall have no further liability to Buyer for such loss or damage (pursuant to the indemnification provisions of this Agreement or otherwise).

    4.16  Certain Transfers.  Except for any Excluded Assets, to the extent that Seller or any Affiliate of Seller holds any assets or rights used or held for use with respect to the Stations or is responsible for any liabilities or obligations with respect to the Stations which are set forth on Schedule 2.4, Seller or its Affiliates shall transfer such assets, rights, liabilities or obligations to the appropriate O&O Subsidiary prior to the Closing for such O&O Subsidiary.

    4.17  Station Works and MI Subsidiaries.  On or prior to the Initial Closing Date, Seller shall cause the assets and liabilities of Station Works to be contributed to the SW Subsidiary. At the Initial Closing Date, the assets, rights, liabilities or obligations of each MI Subsidiary shall include only (i) the capital stock representing such MI Subsidiary's interest in the Minority Owned Entities and (ii) the rights and obligations of such MI Subsidiary under all agreements among such MI Subsidiary on the one hand and the Minority Owned Entity and/or any other shareholder of such Minority Owned Entity on the other hand, except in all cases, the Urban Judgment.

    4.18  Cooperation; Professional Teams.

      (a) Buyer and Seller will cooperate and use their commercially reasonable efforts in (i) preparing any related agreements and other documentation reasonably required in connection with the consummation of transactions contemplated herein, (ii) terminating, substituting, or otherwise releasing all guaranties or other obligations made by Seller and/or its Affiliates which are made solely for the benefit of the Subsidiaries, the Stations and/or Station Works, and (iii) complying with all regulatory requirements.

      (b) In connection with the existing contractual and business relationships between Seller and certain Affiliates of Seller and various professional sports teams (collectively, the "Teams") which currently have games broadcast on the Stations pursuant to various agreements set forth on Schedule 2.4, Buyer and Seller agree to cooperate, negotiate in good faith and take or cause to be taken such commercially reasonable actions as may be reasonably requested by either party to effect a reasonable and orderly transition of the relationship with the Teams with respect to the relevant Stations.

    4.19  Settlement Agreements.  If, with the prior approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller or any Subsidiary enters into an agreement (a "Settlement Agreement") that terminates any Contract related to the operations of any Station or Station Works (including (a) an agreement set forth on Schedule 2.4 under the heading "Schedule of

Unrecorded Contractual Liabilities as of November, 2000," (b) an employment agreement with any Subsidiary Employee or (c) an agreement set forth on Schedule 2.4 under the heading "Schedule of Program Liabilities as of November 30, 2000"), Buyer shall reimburse Seller at the Closing with respect to the Subsidiary subject to such Settlement Agreement for the amount equal to (x) the amount paid by Seller pursuant to the Settlement Agreement multiplied by (y) a fraction, the numerator of which shall be the number of days in the period commencing with the Closing Date with respect to such Subsidiary and ending on the date on which such terminated Contract would otherwise have terminated in the absence of such Settlement Agreement (the "Original Termination Date"), and the denominator of which shall be the number of days in the period commencing with the date on which the Contract referred to in this Section 4.19 terminates (the "New Termination Date") and ending on the Original Termination Date. Seller shall provide written notice to Buyer at least five (5) business days before each Closing Date of the amount of all such settlement payments with respect to the Subsidiaries being transferred at such Closing. All reimbursement amounts paid to Seller pursuant to this Section 4.19 shall be independent from and in addition to the Purchase Price hereunder.

ARTICLE V
ADDITIONAL CONTINUING COVENANTS

    5.1  Station Works Facility.  If subsequent to the Initial Closing, Seller requests the services of the Station Works facilities to distribute programming content to, and/or to monitor the programming of, any Station owned by a Subsidiary that has not been transferred to Buyer as of the Initial Closing, Buyer agrees to provide such services to any such Station until the earlier of (a) the date on which the Stock of such Subsidiary is transferred to Buyer pursuant to this Agreement or (b) the date on which Seller notifies Buyer in writing that Seller no longer desires such services. All such services shall be provided by Buyer in a manner consistent with the practices and services of Station Works as of the Initial Closing Date. In consideration for the services provided by Buyer to any such Station pursuant to this Section 5.1, Seller shall pay to Buyer a monthly fee (i) which shall be a pro rata portion of Buyer's costs and expenses incurred at the Station Works facility based on Seller's use of such facility and the equipment and employees at such facility and to the extent that such costs and expenses are consistent in type and amount with the costs and expenses incurred by Seller at the Station Works facility prior to the Initial Closing; (ii) which shall not include a profit and (iii) the exact terms of which shall be mutually agreed upon by the parties prior to the Initial Closing, which agreement shall not be unreasonably withheld, conditioned or delayed.

    5.2  Employment Matters.

      (a) As of the date of each Closing, Buyer shall cause each Subsidiary transferred to Buyer at such Closing to provide to the then employees of such Subsidiary (each, a "Subsidiary Employee"), aggregate employee benefits that are not materially less favorable than those provided by Buyer and Buyer's Affiliates to their similarly situated employees. To the extent permitted under applicable laws and the employee benefit plans or arrangements of Buyer or its Affiliates in which any Subsidiary Employee may be eligible to participate, Buyer shall provide credit for such Subsidiary Employee's period of service with the Subsidiary or predecessors thereof for all purposes in which time of service is applicable under such employee benefit plans or arrangements. To the extent permitted under applicable laws and the welfare benefit plans of Buyer or its Affiliates in which any Subsidiary Employee may be eligible to participate, Buyer shall waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Subsidiary Employee, other than those that were in effect and not satisfied as of the Closing Date with respect to such Subsidiary Employee under any welfare benefit plan maintained for such Subsidiary Employee immediately prior to the Closing Date. The provisions of this Section 5.2 shall not create, in any Subsidiary Employee, any rights to employment or continued employment with Buyer or its Affiliates or any right to specific terms or conditions of employment.

      (b) Seller shall retain all liabilities and obligations, whether arising before or after the Closing Date, with respect to Subsidiary Employees under any employee benefit policies, plans, arrangements, programs, practices or agreements maintained or contributed to by Seller or any of the Subsidiaries prior to the Closing Date. Seller will be responsible for making continuation coverage under Code Section 4980B and Sections 601-608 of ERISA ("COBRA") available to any eligible employee of any Subsidiary and any eligible spouse or dependent of any such employee who experiences a "qualifying event," as defined in Code Section 4980B(f)(3), before the Closing Date.

    5.3  700 Megahertz Spectrum.  If, with respect to any Station, Buyer or any Affiliate of Buyer enters into a transaction (or series of transactions) within five (5) years after the Closing to which such Station relates, pursuant to which Buyer or any Affiliate of Buyer receives from a third party any consideration for modifying the facilities of any Station to cease digital or analog operations in the Channel 59-69 Television Band, upon consummation of any such transaction (or series of transactions), Seller shall receive from Buyer fifty percent (50%) of the consideration received by Buyer or any Affiliate of Buyer from such modification of such Station after Buyer and its Affiliates have received in the aggregate for all transactions under this Section 5.3 more than One Hundred Million Dollars ($100,000,000). For purposes of this Section 5.3, (a) the first One Hundred Million Dollars ($100,000,000) received by Buyer and its Affiliates for all transactions described in this Section 5.3 for all of the Stations, as a group, shall be retained by Buyer, (b) to the extent any such consideration is for other than cash, Seller shall receive a cash payment from Buyer based on the fair market value of the consideration received by Buyer or any Affiliate of Buyer; (c) in determining the amount of such consideration received by Buyer and its Affiliates, there shall be deducted the amount of actual, direct, out-of-pocket costs or expenses incurred by Buyer and its Affiliates in connection with the consummation of the transaction that resulted in such consideration; provided, however, that for purposes of this Section 5.3 the amount of costs or expenses deemed to be incurred by Buyer and its Affiliates shall not exceed such consideration received by Buyer or its Affiliates; and (d) if any transaction or series of transactions described in this Section 5.3 involves television stations in addition to the Stations, Buyer agrees to allocate fairly to the Stations the proportionate share of consideration attributable to the Stations based on relative size of the Designated Market Areas in which the Stations operate and the relative amount of spectrum of the Stations utilized in such transaction or series of transactions.

    5.4  MSO Agreements.  Buyer, any Affiliate of Buyer, or any assignee, transferee or successor of Buyer or any Affiliate of Buyer shall take no action, or fail to take any action that (a) constitutes a breach of or is inconsistent with the obligations of Seller under Section 4 or Section 11 of the Cablevision Agreement or (b) results, or is reasonably likely to result, in Time Warner being obligated to carry the broadcast signal of WHSI-TV, Smithtown prior to March 31, 2005, except in the limited circumstances expressly provided for in the provision of the Time Warner Agreement attached hereto as Schedule 5.4. Buyer further covenants and agrees that Buyer or any Affiliate of Buyer shall require that any subsequent assignee, successor or transferee of Buyer or any Affiliate of Buyer honor all of the obligations under this Section 5.4.

    5.5  Section 1031 Exchange.  If requested by Seller, Buyer agrees to restructure the sale of the stock of one or more of the Subsidiaries as contemplated herein to the sale of the assets of a Station in order to allow Seller to structure a subsequent acquisition by Seller or an Affiliate of Seller as an exchange qualifying the disposition of any such Station for non-recognition of gain under Section 1031 of the Code, so long as such restructuring does not impose any additional cost on Buyer that is not reimbursed by Seller or materially delay the consummation of the transactions contemplated herein. The parties agree to execute such agreements and other documents as may be necessary to complete and otherwise effectuate a Tax-deferred exchange by Seller.

ARTICLE VI
CONDITIONS OF PURCHASE

    6.1  General Conditions.  The obligations of the parties to effect each Closing shall be subject to the following conditions unless waived in writing by all parties:

      (a) the FCC Order shall have been granted and remain in full force and effect with respect to the FCC Licenses for the O&O Subsidiaries being transferred to Buyer at such Closing; and

      (b) the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

    6.2  Conditions to Obligations of Buyer.  The obligations of Buyer to effect each Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

      (a)  Representations and Warranties of Seller.  The representations and warranties of Seller herein contained with respect to the Stock and the Stations being transferred to Buyer at such Closing shall be true and correct as of the date of such Closing with the same effect as though made at such time (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time) and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, in the aggregate, a Material Consequence; and

      (b)  Covenants of Seller.  Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller at or prior to the date of such Closing with respect to the Stock and the Stations being transferred to Buyer at such Closing, except to the extent that the failure to perform such obligations or comply with such covenants would not reasonably be expected to have, in the aggregate, a Material Consequence; and

      (c)  Officer's Certificate.  Seller shall have delivered to Buyer certificates of Seller dated such Closing Date and signed by an executive officer of Seller certifying the matters set forth in subsections (a) and (b) above.

      (d)  Resignation of Directors and Officers.  Seller will have caused each director of each Subsidiary to be transferred to Buyer at the Closing and those officers of such Subsidiary designated by Buyer, to execute and deliver to Buyer a letter of resignation, effective on such Closing Date, from his or her position as a director and/or officer of such Subsidiary.

    6.3  Conditions to Obligations of Seller.  The obligations of Seller to effect each Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

      (a)  Representations and Warranties of Buyer.  The representations and warranties of Buyer herein contained shall be true and correct as of the date of such Closing with the same effect as though made at such time, except to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyer's ability to perform its obligations hereunder; and

      (b)  Covenants of Buyer.  Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer at or prior to the date of such Closing, except to the extent that the failure to perform such obligations or comply with such covenants would not reasonably b expected to have, in the aggregate, a material adverse effect on Buyer's ability to perform its obligations hereunder; and

      (c)  Officer's Certificate.  Buyer shall have delivered to Seller certificates of Buyer, dated such Closing Date and signed by an executive officer of Buyer, certifying the matters set forth in subsections (a) and (b) above.

ARTICLE VII
TERMINATION OF OBLIGATIONS

    7.1  Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated as follows and in no other manner:

      (a)  Mutual Consent.  By mutual consent in writing of Buyer and Seller.

      (b)  Conditions to Buyer's Performance Not Met.  By Buyer, upon a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement, in any case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result of such breach; provided, that such breach has not been cured by Seller within ninety (90) business days after Seller receives written notice of such breach from Buyer; provided, further, that if such breach shall not have been cured as of the Outside Closing Date, then Buyer shall have the right to withhold from the payment required to be made by Buyer pursuant to Section 1.4(d), an amount equal to the portion of such payment attributable to the Subsidiary or Subsidiaries that own the Station or Stations to which such breach relates and Seller shall not transfer the Stock of the Subsidiary that owns such Station or Stations, and any such withheld amount shall be paid to Seller, and the withheld Stock shall be transferred to Buyer, on the date that such breach is cured so long as such date is within such ninety (90) business day cure period (or a longer period if Buyer shall consent in writing); provided, further, that Seller shall have no such ninety (90) business day cure period with respect to any breach by Seller of its obligation to terminate HSN programming prior to or contemporaneously with any Closing for the Stations owned by the Subsidiaries being transferred at such Closing; or

      (c)  Conditions to Seller's Performance Not Met.  By Seller, upon breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement, in any case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result of such breach; provided, that such breach has not been cured by Buyer within ninety (90) business days after Buyer receives written notice of such breach from Seller; provided, further, that Buyer shall have no such ninety (90) business day cure period with respect to any breach by Buyer of its obligation to pay the amounts set forth in Section 1.4(d) or to otherwise pay the Purchase Price (or any portion thereof) when due hereunder.

    7.2  Effect of Termination.  If this Agreement shall be terminated pursuant to Section 7.1, all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to another except with respect to any willful breach of this Agreement; provided, however, that the obligations of the parties contained in Section 9.9 (Confidentiality) and Section 9.13 (Expenses) shall survive any such termination.

ARTICLE VIII
INDEMNIFICATION

    8.1  Indemnification Obligations of Seller.

      (a)  Obligations.  From and after each Closing Date, Seller agrees to indemnify and hold harmless Buyer from and against any and all Losses incurred by Buyer, any Subsidiary that has been transferred to Buyer on or prior to such Closing Date or any direct or indirect subsidiaries of such Subsidiary, resulting from:

        (1) any misrepresentation or breach of the representations and warranties of Seller contained herein with respect to the Subsidiaries or the underlying assets of the Subsidiaries that are transferred to Buyer on such Closing Date; and

        (2) any breach by Seller of any covenants of Seller contained herein with respect to the Subsidiaries or the underlying assets of the Subsidiaries that are transferred to Buyer on such Closing Date; and

      (b)  Limitation on Indemnification.  Except as provided in Section 8.3, Seller shall not be liable to Buyer in respect of any claims for indemnification under Section 8.1(a)(1) except to the extent that the aggregate amount of losses of Buyer for all such claims exceeds Three Million Dollars ($3,000,000) (the "Basket"), and then only to the extent of the excess over the Basket. The maximum aggregate liability of Seller to Buyer and any third parties for any and all claims for losses under Section 8.1(a)(1) shall not exceed an amount equal to Two Hundred Million Dollars ($200,000,000) (the "Cap").

      (c)  Exclusive Remedy.  Notwithstanding any other provision of this Agreement to the contrary and except as provided in Section 8.3, (i) the indemnification provisions set forth herein shall be the sole and exclusive remedy available to Buyer for any breach by Seller of this Agreement, and (ii) the maximum aggregate liability of Seller under Section 8.1(a)(1) shall not exceed the Cap, regardless of whether the Buyer seeks indemnification pursuant to this Agreement or otherwise and regardless of the form of action, whether in contract or tort.

      (d)  Survival.  Except as provided in Section 8.3(b), no claim for indemnification may be made hereunder by Buyer with respect to any Subsidiary or Stock (or liabilities related to such Subsidiary or Stock) at any time after the date which is fifteen (15) months after the date of the Closing with respect to such Subsidiary or Stock (and related liabilities); provided, however, any covenants which by their terms are to be performed after the Closing Date shall survive indefinitely, provided, further, that if a claim or notice is given under this Article VIII with respect to any representation, warranty or covenant prior to the applicable expiration date, such representation, warranty or covenant shall continue until such claim is finally resolved.

    8.2  Indemnification Obligations of Buyer.

      (a) From and after each Closing Date, Buyer agrees to indemnify and hold harmless Seller from and against any Losses of Seller or any Affiliates of Seller, directly or indirectly, as a result of, or based upon or arising from:

        (1) any misrepresentation or breach of the representations and warranties of Buyer contained herein; or

        (2) any breach by Buyer of any covenants of Buyer contained herein (including the covenants set forth in Section 5.4).

      (b)  Limitation on Indemnification.  Buyer shall not be liable to Seller in respect of any claims for indemnification under Section 8.2(a)(1) except to the extent that the aggregate amount of Losses of Seller for all such claims exceeds the Basket, and then only to the extent of the excess over the Basket. The maximum aggregate liability of Buyer to Seller and any third parties for any and all claims for losses under Section 8.2(a)(1) shall not exceed the Cap. Notwithstanding anything in this Agreement to the contrary, the Cap and Basket shall not apply, or be deemed to apply, to the obligations of Buyer to make payments of the Purchase Price or payments under Section 1.4(d).

      (c)  Survival.  No claim for indemnification may be made under Article VIII by Seller at any time after such date which is fifteen (15)  months after the date of the last Closing; provided, however, any covenants which by their terms are to be performed after the Closing Date shall survive indefinitely, provided, further, that if a claim or notice is given under this Article VIII with respect to any representation, warranty or covenant prior to the applicable expiration date, such representation, warranty or agreement shall continue until such claim is finally resolved.

    8.3  Certain Tax Matters.

      (a)  Section 338(h)(10) Elections.  Seller and Buyer or its nominee(s) will timely file (and Seller shall cause its subsidiaries to timely file with respect to the Subsidiaries) joint and irrevocable elections pursuant to Section 338(h)(10) of the Code (and any comparable elections under applicable state or local tax laws) (the "338(h)(10) Elections") with respect to the direct and indirect acquisition of the Stock of the Subsidiaries. Seller and Buyer agree to cooperate fully in order to make the 338(h)(10) Elections valid, including, but not limited to, the timely preparation and filing of Form 8023 and any required attachments thereto. The allocations described in Exhibit B shall be used by Buyer and Seller for purposes of allocating the "aggregate deemed sale price," as defined in Treasury Regulation Section 1.338-4T. Additional allocations required but not provided for in said Exhibit B will be made in accordance with Section 338 of the Code and the applicable Treasury Regulations thereunder, and in accordance with Buyer's and Seller's reasonable determination of the fair market values of the relevant assets, which determination shall be made not later than 90 days following the relevant Closing. Seller shall prepare the initial draft of each Form 8023 and attachments thereto as soon as possible after the relevant Closing, and will promptly submit such Form 8023 to Buyer for its review and Approval, which will not be unreasonably withheld.

      (b)  Liability For Taxes.  Seller shall be liable for and pay, and shall indemnify Buyer and each Subsidiary against (i) all Taxes imposed on any Subsidiary, or for which any Subsidiary may otherwise be liable, as a result of having been a member of a consolidated, combined or unitary group prior to the applicable Closing with respect to the stock of such Subsidiary (including, without limitation, Taxes for which any Subsidiary may be liable pursuant to Treas. Reg. § 1.1502-6 or similar provisions of state, local or foreign law), (ii) all Taxes imposed on any Subsidiary, or for which any Subsidiary may otherwise be liable, for any Pre-Closing Tax Period (including, but not limited to, any Taxes resulting from any 338(h)(10) Election contemplated by this Agreement or from any Subsidiary ceasing to be a member of any consolidated, combined or unitary group), and (iii) Taxes arising as a result of any breach of the representation contained in Section 2.7 and the covenants contained in Section 8.3(a). Notwithstanding any other provision to the contrary, Seller's indemnification obligations under this Section 8.3(b) will survive without limitation and will not be subject to the Basket or Cap.

      (c)  Straddle Periods.  For purposes of Section 8.3(b), whenever it is necessary to determine the liability for Taxes of any Subsidiary for a period that begins before and ends after a Closing Date (a "Straddle Period"), the determination of the Taxes of such Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and, items of income, gain, deduction, loss or credit of the Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Subsidiary were closed at the close of the Closing Date; provided, however, that real and personal property taxes and exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

      (d)  Tax Returns.  Seller shall cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to each Subsidiary for tax periods actually ending on or prior to the applicable Closing Date. Buyer shall be responsible for causing the preparation and filing of all Tax Returns required to be filed for Straddle Periods. Any state and local Tax Returns shall be prepared and filed in a manner consistent with past practice of the relevant Subsidiary and, on such Tax Returns, no position shall be taken, elections made or method adopted by Buyer or by Seller if it would have an adverse impact on the other party, without the other party's written consent (which consent shall not be unreasonably withheld), that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. Buyer will cause to be delivered, at least 45 days prior to the due date for filing any such Tax Return (including extensions), to Seller a copy of such Tax Return. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and mutually to consent to the filing as promptly as possible of such Tax Return.

      (e)  Contest Provisions.  Promptly after receipt by Buyer, Seller or one of their Affiliates of written notice of the assertion or commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority relating to a Pre-Closing Tax Period (a "Tax Claim"), the recipient shall immediately notify the other party hereto. Such notice shall contain factual information (to the extent known) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The failure of Seller to receive prompt notice from Buyer or its Affiliates as provided herein shall not relieve Seller of any of its obligations under Section 8.3(b) except to the extent such failure has a material adverse effect on the Seller's ability to defend the Tax Claim. Seller shall have the right to represent each Subsidiary's interests in any Tax audit or administrative or court proceeding relating to Pre-Closing Tax Periods, and to employ counsel of Seller's choice at its expense; provided, however, that Buyer and its representatives shall be permitted, at their expense, to be present at any such audit or proceeding. Notwithstanding the foregoing, neither Seller nor any Affiliate of Seller shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of Buyer, or any Subsidiary or for any period after the Closing Date without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that (i) the settlement is consistent with the positions previously taken by the Subsidiary, or (ii) Seller has agreed to indemnify Buyer or the Company against the effects of any such settlement.

      (f)  Assistance And Cooperation.  After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

        (1) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to sales, transfer and similar Taxes;

        (2) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.3(d);

        (3) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of a Subsidiary;

        (4) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of each Subsidiary; and

        (5) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

    8.4  Procedure.

      (a)  Notice.  Any party seeking indemnification (the "Indemnified Party") with respect to any Loss shall promptly give notice to the party required to provide indemnity hereunder (the "Indemnifying Party"). Notwithstanding the foregoing, the rights of any Indemnified Party to be indemnified with respect to any Loss resulting from the asserted liability shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

      (b)  Defense.  If any claim, demand or liability is asserted by any third party against any Indemnified Party (a "Third-Party Claim"), the Indemnified Party will (upon notice of said claim or demand) promptly notify the Indemnifying Party, and the Indemnifying Party shall defend and/or settle any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not promptly defend or settle any such claims, the Indemnified Party shall have the right to conduct and control any defense or settlement, at the expense of the Indemnifying Party. Except as provided by the preceding sentence, no claim will be settled or compromised without the prior written consent of each party to be affected by such settlement or compromise, which consent shall not be unreasonably withheld. The Indemnified Party shall at all times also have the right to participate fully in the defense at its own expense; provided, however, that the Indemnifying Party shall pay the legal fees of one counsel for the Indemnified Party if the Third-Party Claim is made both against the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there would be a conflict of interest in having the same counsel represent both the Indemnified Party and the Indemnifying Party. The parties will cooperate in the defense of all Third-Party Claims that may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party will make available to the party controlling such defense any books, records or other documents within its control that are reasonably requested in the course of such defense.

      (c)  Inter-Party Claims.  If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third-Party Claim (an "Inter-Party Claim"), the Indemnified Party will notify the Indemnifying Party in writing with reasonable promptness of such claim, specifying the nature, estimated amount and the specific basis for such claim. The Indemnifying Party will respond within 45 days of receipt of such notice of an Inter-Party Claim. If the Indemnifying Party timely disputes such claim, the Indemnified Party and the Indemnifying Party will negotiate in good faith to resolve such dispute, and if not so resolved, either party may pursue whatever remedies it may have.

      (d)  Insurance Matters.  If any Loss is covered by insurance Buyer shall use good faith efforts to exhaust claims against such policies. The provisions of this Article are subject to the rights of any Indemnified Party's insurer which may be defending any such claim.

      (e)  Subrogation.  If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Loss.

      (f)  Mitigation.  Each party agrees to use reasonable efforts to mitigate any Loss which forms the basis for any claim for indemnification hereunder.

    8.5  No Offset.  If any matter as to which Buyer may be able to assert a claim hereunder is pending or unresolved at the time any payment is due from Buyer to Seller under this Agreement, Buyer shall have no right to offset, deduct, counterclaim or otherwise withhold from such payment due to Seller any amount with respect to any pending or unresolved claim.

ARTICLE IX
GENERAL

    9.1  Amendments; Waivers.  This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

    9.2  Schedules; Exhibits; Integration.  Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although Schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, but not limited to, the Letter Agreement dated December 6, 2000, between Buyer and Seller, as amended.

    9.3  Commercially Reasonable Efforts.  As used in this Agreement, the term "commercially reasonable efforts" shall not mean efforts that require the performing party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

    9.4  Governing Law.  This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations law), except to the extent that certain matters are preempted by federal law or are governed as a matter of controlling law by the law of the jurisdiction of organization of the respective parties.

    9.5  Assignment.

      (a) No party hereto shall assign this Agreement, in whole or in part, whether by operation of Law or otherwise, without the prior written consent of the other party hereto; provided, however, upon written notice to Seller, Buyer may assign all or any portion of Buyer's rights and obligations under this Agreement to one or more direct or indirect wholly-owned subsidiaries of Buyer (each an "Affiliated Assignee"); provided, further, that (i) Buyer reasonably believes that such assignment to an Affiliated Assignee would not lead to a material delay in the processing by the FCC of the applications for the transactions contemplated herein or the receipt of the FCC Order, (ii) notwithstanding such assumption, Buyer shall not be released from any liabilities or obligations hereunder; and (iii) Buyer and any such Affiliated Assignee shall be jointly and severally liable for the liabilities or obligations of Buyer hereunder.

      (b) If at any time the Buyer reasonably believes in good faith that the conditions set forth in Section 6.1 will not be satisfied on or prior to January 10, 2002, Buyer shall provide notice to Seller to such effect. Thereafter, Buyer shall have the right to require that Seller transfer some or all of the Subsidiaries to a third party designated in writing by Buyer (a "Designee"); provided, however, Buyer shall provide Seller at least ten (10) days written notice before entering into an agreement with a Designee; provided, further, that (i) such Designee shall be jointly and severally liable for the liabilities or obligations of Buyer hereunder with respect to such Subsidiary or Subsidiaries; (ii) an FCC Approval shall have been issued on or prior to the closing for such Subsidiary authorizing such transfer to such Designee; (iii) the transfer to such Designee would not violate any Laws, (iv) such transfer to a Designee shall not relieve or release Buyer from any liabilities or obligations hereunder; (v) there shall be no assignment or transfer (actual or implied) of this Agreement to the Designee; (vi) Seller shall have no liabilities or obligations to such Designee under this Agreement or otherwise; and (vii) such Designee shall deliver to the Seller a written certificate, pursuant to which the Designee acknowledges and agrees for the benefit of Seller to the terms and conditions of the designation as described herein. The parties shall cooperate in all reasonable respects in making any modifications to the closing documents and deliveries that may be necessary or appropriate in connection with the transfer of any Subsidiary to any Designee pursuant to this Section 9.5.

    9.6  Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

    9.7  Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

    9.8  Publicity and Reports.  Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other party except to the extent that a particular action is required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

    9.9  Confidentiality.

      (a) All information which is non-public, confidential or proprietary in nature whether disclosed orally or in writing by Buyer or Seller (or their respective Representatives) before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to the other party (or its Representatives) (the "Confidential Information") shall be kept confidential by such other party and its Representatives and shall not be used by any such Persons other than as contemplated by this Agreement.

      (b) The duty of confidentiality set forth in Section 9.9(a) shall be inoperative as to those particular portions of the Confidential Information that (i) become generally available to the public other than as a result of disclosure by the recipient or the recipient's Representatives, (ii) were available to the recipient on a non-confidential basis prior to disclosure of the Confidential Information to the recipient pursuant to this Agreement, provided that the source of such information was not known by the recipient or the recipient's Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any of its Affiliates with respect to such information, (iii) become available to the recipient on a non-confidential basis from a source other than the other party or its Representatives, provided that the source of such information was not known by the recipient or the recipient's Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any of its Affiliates with respect to such information.

      (c) In the event that a recipient of Confidential Information or anyone to whom such recipient transmits any Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, such recipient will give the other party prompt written notice of such request or requirement so that the other party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the recipient will cooperate with the other party to obtain such protective order. In the event that such protective order or other remedy is not obtained or the other party waives compliance with the relevant provisions of this Agreement, the recipient (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information that is legally required to be disclosed. It is further agreed that if, in the absence of a protective order the recipient (or such other persons to whom such request is directed) is legally compelled to disclose such information, the recipient may make such disclosure without liability hereunder, provided that the recipient has complied with its obligations under this Section 9.9 and, upon the other party's request, uses commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

      (d) If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its Representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in Section 9.9(b), unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed. Notwithstanding the return or destruction of written Confidential Information the recipient and its Representatives will continue to be bound by the obligations of confidentiality under this Agreement.

    9.10  Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Section 9.5(a) (which is intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons). Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action against) any party to this Agreement.

    9.11  Performance by Subsidiaries.  Each party agrees to cause its subsidiaries to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

    9.12  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be effective (a) if given by telecommunication, when transmitted to the applicable telecopier number specified in (or pursuant to) this Section 9.12 and an appropriate answerback is received, (b) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed to the applicable address specified below, or (c) if given by any other means, when actually delivered at the applicable address specified below:

  If to Buyer, addressed to:

  Univision Communications Inc.
  1999 Avenue of the Stars, Suite 3050
  Los Angeles, California 90067
  Attention: C. Douglas Kranwinkle, Esq.
  Telecopier No.: (310) 556-3568

  With a copy to:

  O'Melveny & Myers LLP
  1999 Avenue of the Stars, Suite 700
  Los Angeles, California 90067
  Attention: Kendall R. Bishop, Esq.
  Telecopier No.: (310) 246-6779

  If to Seller, addressed to:

  USA Broadcasting, Inc.
  1230 Avenue of the Americas, 15th Floor
  New York, New York 10020
  Attention: Charles A. Sommer, Esq.
  Telecopier No.: (212) 413-6721

  and to:

  USA Networks, Inc.
  152 West 57th Street, 47th Floor
  New York, New York 10019
  Attention: Julius Genachowski, Esq.
  Telecopier No.: (212) 314-7329

  With a copy to:

  Hogan & Hartson L.L.P.
  8300 Greensboro Drive, Suite 1100
  McLean, Virginia 22102
  Attention: Richard T. Horan, Jr., Esq. and
  Attention: Thomas E. Repke, Esq.
  Telecopier: (703) 610-6200

or to such other address or to such other person as either party shall have last designated by such notice to the other party.

    9.13  Expenses.  Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. Any such expenses of any Subsidiary incurred prior to the Closing shall be paid by Seller and any such expenses of any Subsidiary incurred after such Closing shall be paid by Buyer. Notwithstanding the foregoing, Buyer and Seller shall each pay one-half (1/2) of all of the following: (a) all sales, use, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes") applicable to, imposed upon or arising out of the sale by Seller and the purchase by Buyer of the Stock whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon; (b) any FCC filing fees incurred in connection with the transfer of control of the FCC Licenses; and (c) any fees and expenses incurred in connection with any filings required to be made pursuant to the Hart-Scott-Rodino Act.

    9.14  Waiver.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

    9.15  Attorney's Fees.  In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by Law, not be deemed merged into such judgment.

    9.16  Knowledge Convention.  Whenever any statement herein or in any Schedule, Exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to the knowledge" or words of similar intent or effect of any party or its representative:(a)(i) with respect to Seller such statement shall be limited to the actual knowledge of the directors, executive officers and the director of engineering and technology of Seller and the directors and executive officers of each Subsidiary, and (ii) with respect to Buyer such statement shall be limited to the actual knowledge of the directors and executive officers of Buyer; and (b) such person making such statement shall not be required to conduct any investigation of the subject matter thereof, and such statement shall not imply or be deemed to imply that any such investigation has been conducted.

    9.17  Representation By Counsel; Interpretation.  Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Unless the context otherwise requires, (a) a term has the meaning assigned to it, (b) "or" is not exclusive, (c) words in the singular include the plural, and words in the plural include the singular, (d) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection, paragraph, clause, or other subdivision, (e) all references to "Section," "Schedule" or "Exhibit" refer to the particular Section, Schedule or Exhibit in or attached to this Agreement, and (f) "including" and "includes," when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by," but not limited to," and," but is not limited to," respectively.

    9.18  Specific Performance.  Seller and Buyer each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at Law for money damages if this Agreement were not performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at Law or in equity.

    9.19  Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the intent and purpose of the parties are not frustrated thereby. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

    9.20  No Consequential or Punitive Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential or punitive damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

ARTICLE X
DEFINITIONS

    10.1  Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

      (a) the terms defined in this Article X have the meanings assigned to them in this Article X and include the plural as well as the singular,

      (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

      (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

    As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

    "338(h)(10) Elections" has the meaning set forth in Section 8.3(a).

    "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

    "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

    "Affiliated Assignee" has the meaning set forth in Section 9.5(a).

    "Agreement" means this Agreement by and among Buyer and Seller as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

    "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

    "Basket" has the meaning set forth in Section 8.1(b).

    "Business" means, with respect to any Station, the business of such Station as currently conducted by Seller or as provided for in Section 4.3(b) .

    "Cablevision" means CSC Holdings, Inc. (f/k/a Cablevision Systems Corp.).

    "Cablevision Agreement" means that certain Renewal and Extension Term Sheet by and among Cablevision, USA Cable/Home Shopping Club LP and Seller dated as of June 23, 2000 (or any definitive agreement executed pursuant thereto) that renews and extends the Home Shopping Network, Inc. Affiliation Agreement, by and between Home Shopping Network, Inc. and Cablevision dated as of June 1, 1986, as amended.

    "Cap" has the meaning set forth in Section 8.1(b).

    "Closing" means the either the Initial Closing or a Subsequent Closing, as the context requires.

    "Closing Date" means either the Initial Closing Date or a Subsequent Closing Date, as the context requires.

    "COBRA" has the meaning set forth in Section 5.2(b).

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Communications Act" means the Communications Act of 1934, as amended.

    "Confidential Information" has the meaning set forth in Section 9.9(a).

    "Contract" means any agreement, bond, commitment, franchise, indemnity, indenture, instrument, lease, or license, whether or not in writing.

    "Designee" has the meaning set forth in Section 9.5(b).

    "Disclosure Schedule" means the Disclosure Schedule dated the date hereof and delivered by Seller to Buyer. The Sections of the Disclosure Schedule shall be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, shall be deemed to qualify the applicable Section and any other Section, subsection or clause hereof to which such disclosure clearly relates.

    "Encumbrance" means any claim, encumbrance, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

    "Excluded Assets" has the meaning set forth in Section 1.3.

    "FCC" means the Federal Communications Commission or any successor entity.

    "FCC Licenses" has the meaning set forth in the Recitals.

    "FCC Order" means an order or orders of the FCC (or the Chief, Mass Media Bureau of the FCC, acting under delegated authority) consenting to the transfer of control from Seller to Buyer of the FCC Licenses for a Station or Stations.

    "FCC Rules" means all rules and regulations of the FCC promulgated under the Communications Act or otherwise.

    "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

    "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

    "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

    "Hazardous Substance" means substances that are defined or listed in, or otherwise classified pursuant to, any applicable environmental health and safety Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances."

    "HSN" means The Home Shopping Network.

    "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement;

    "Indemnified Party" means the party entitled to indemnity hereunder; and

    "Indemnifying Party" means the party obligated to provide indemnification hereunder.

    "Initial Closing" has the meaning set forth in Section 1.4(a).

    "Initial Closing Date" has the meaning set forth in Section 1.4(a).

    "Initial FCC Order" has the meaning set forth in Section 1.4(a).

    "Intercompany Liability" has the meaning set forth in Section 4.6.

    "Inter-Party Claim" has the meaning set forth in Section 8.4(c).

    "Interim Period" means, with respect to each Station and to Station Works, the period from December 6, 2000 through the earlier of the Closing of the Sale of the Stock of the Subsidiary that owns such Station or Station Works, or the termination of this Agreement.

    "IRS" means the Internal Revenue Service or any successor entity.

    "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

    "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, loss of rights or settlement, penalties, reasonable legal, accounting and other professional fees and expenses actually incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that are incurred or suffered by the specified person; provided, that "Loss" shall not include consequential, incidental, exemplary or punitive damages, other special damages or lost profits or matters described in Section 9.20.

    "LPTV Separation" has the meaning set forth in Section 1.3(g).

    "LPTV Stations" has the meaning set forth in Section 1.3(c).

    "Majority KPST Interest" has the meaning set forth in Section 4.10.

    "Material Casualty Loss" has the meaning set forth in Section 4.15.

    "Material Consequence" means a material adverse effect on the assets or liabilities of the Stations and Station Works, taking all of the Stations and Station Works together as a whole; provided, however, that a Material Consequence shall exclude any adverse effect arising out of or relating to (a) any change in Law or GAAP or interpretation thereof; (b) the pendency or announcement of this Agreement or the transactions contemplated hereby; (c) changes in general economic conditions; (d) changes in economic conditions applicable to the broadcast industry generally; or (e) changes affecting the markets in which the Stations operate.

    "Minority Owned Entities" collectively means (a) Roberts Broadcasting Company, the licensee of WHSL(TV), East St. Louis, Missouri, (b) Roberts Broadcasting Company of Denver, the licensee of KTVJ(TV), Boulder, Colorado, (c) Golden Link TV, Inc., the licensee of KPST-TV, Vallejo, California, and (d) Urban Broadcasting Corporation, the licensee of WTMW(TV), Arlington, Virginia.

    "MI Subsidiaries" has the meaning set forth in the Recitals.

    "New Termination Date" has the meaning set forth in Section 4.19.

    "O&O Subsidiaries" has the meaning set forth in the Recitals.

    "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

    "Original Termination Date" has the meaning set forth in Section 4.19.

    "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

    "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

    "Pre-closing Tax Period" means, with respect to any Subsidiary, any period (including the portion of any Straddle Period) ending on or prior to the Closing Date with respect to such Subsidiary.

    "Proprietary Programming" has the meaning set forth in Section 1.3(e).

    "Purchase Price" has the meaning set forth in Section 1.2.

    "Representatives" has the meaning set forth in Section 4.1.

    "Right of First Refusal" has the meaning set forth in Section 4.12.

    "Settlement Agreement" has the meaning set forth in Section 4.19.

    "Station Works" has the meaning set forth in the Recitals.

    "Stations" has the meaning set forth in the Recitals.

    "Stock" has the meaning set forth in the Recitals.

    "Straddle Period" has the meaning set forth in Section 8.3(c).

    "Subsequent Closing" has the meaning set forth in Section 1.4(b).

    "Subsequent Closing Date" has the meaning set forth in Section 1.4(b).

    "Subsequent FCC Order" has the meaning set forth in Section 1.4(b).

    "Subsidiaries" has the meaning set forth in the Recitals.

    "Subsidiary Employee" has the meaning set forth in Section 5.2(a).

    "SW Subsidiary" has the meaning set forth in the Recitals.

    "Tax" means any material foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

    "Tax Claim" has the meaning set forth in Section 8.3(e).

    "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any Subsidiary.

    "Teams" has the meaning set forth in Section 4.18(b).

    "Third-Party Claim" has the meaning set forth in Section 8.4(b).

    "Time Warner Agreement" means that certain Fifth Amendment to Deal Memorandum by and between Home Shopping Club LP, a Delaware limited partnership, successor to Home Shopping Club, Inc. and Time Warner Cable, a division of Time Warner Entertainment Company, L.P., dated as of November 20, 1998, that amends that certain Deal Memorandum between Home Shopping Club, Inc. and Time Warner Cable dated May 3, 1995, as amended.

    "Transfer Taxes" has the meaning set forth in Section 9.13.

    "Urban" means Urban Broadcasting Corporation.

    "Urban Judgment" means the judgment entered in favor of USAGV against Urban on November 12, 1999, by the Honorable Paul F. Sheridan in the Virginia Circuit Court for Arlington County in USA Station Group of Virginia, Inc. v. Urban Broadcasting Corporation, Law No. 99-779.

    "USASGI" has the meaning set forth in Section 1.4(c).

    "USAGV" means USA Station Group of Virginia, Inc.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

BUYER:
UNIVISION COMMUNICATIONS INC.
By:	/s/ ANDREW W. HOBSON
	Name:	Andrew W. Hobson
	Title:	Executive Vice President
SELLER:
USA BROADCASTING, INC.
By:	/s/ CHARLES SOMMER
	Name:	Charles Sommer
	Title:	General Counsel & Sr. VP

S–1

EXHIBIT A

Subsidiaries and FCC Licenses

EXHIBIT A

1.  O&O Subsidiaries

    USA Station Group, Inc., a wholly owned subsidiary of USA Broadcasting, Inc, is a 1% general partner of each of the 11 licensee general partnerships.

    USA Station Group of Dallas, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership of Dallas, the licensee of KSTR-TV.

    USA Station Group of Houston, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership of Houston, the licensee of KHSH-TV.

    USA Station Group of Illinois, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership of Illinois, the licensee of WEHS-TV.

    USA Station Group of Atlanta, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership of Atlanta, the licensee of WHOT-TV.

    USA Station Group of Massachusetts, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership Massachusetts, the licensee of WHUB-TV.

    USA Station Group of New Jersey, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership of New Jersey, the licensee of WHSE-TV and WHSI-TV.

    USA Station Group of Ohio, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership of Ohio, the license of WQHS-TV.

    USA Station Group of Vineland, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is a 99% general partner of USA Station Group Partnership of Vineland, the licensee of WHSP-TV.

    USA Station Group of Southern California, Inc., a wholly owned subsidiary of USA Broadcasting, Inc., is:

    a 99% general partner of USA Station Group Partnership of Southern California, the licensee of KHSC-TV; owner of 100% of the stock of USA Station Group of Hollywood, Florida, Inc., which in turn, is a 99% general partner of USA Station Group Partnership of Hollywood, Florida, the licensee of WAMI-TV; owner of 100% of the stock of USA Station Group of Tampa, Inc., which in turn, is a 99% general partner of USA Station Group Partnership of Tampa, the licensee of WBHS-TV.

    Miami USA Broadcasting Station Productions, Inc., which in turn, is a wholly owned subsidiary of Miami USA Broadcasting, Inc., which in turn, is a wholly owned subsidiary of USA Broadcasting Productions, Inc., which in turn, is a wholly owned subsidiary of USA Broadcasting, Inc.

    USA Station Group of Florida, Inc., a wholly owned subsidiary of USA Station Group Communications, Inc., which in turn is a wholly owned subsidiary of USA Station Group Communications, LLC, which in turn, is a wholly owned subsidiary of USA Broadcasting, Inc., is the owner of 100% of the stock of USA Station Group of Melbourne, Inc., the licensee of WBSF-TV.

A–1

2.  FCC LICENSES

Main Station:
Call Sign/Channel:	WHSE-TV Analog Channel 68 Digital Channel 53
Licensee:	USA Station Group Partnership of New Jersey
Community of License/DMA:	Newark, New Jersey (New York DMA)
Facility ID. Number (FAC):	60555
Tax ID. Number (TIN):	650510885
FCC Registration Number (FRN):	0003-7708-07
Television Translator Stations:	None
Auxiliary Service Stations:	Call Sign	Service
	WPNF-754	TI
	WPNF-755	TI
	WAP-952	TI
	WHB-645	TI
	WHB-648	TI
	WGH-957	TI
	WHB-224	TS
	WFW-611	TS
	WYR-213	RP
	WYR-214	RP
Operational-Fixed Microwave:	None
Satellite Earth Station:	Call Sign
E000007
Pending Applications and CPs:	(Digital) File BPCDT19991029ADO, Minor Modification to a Licensed Facility
DT Authorizations:	None
Other Authorizations:	None

A–2

Main Station:
Call Sign/Channel:	WHSI-TV Analog Channel 67 Digital Channel 23
Licensee:	USA Station Group Partnership of New Jersey
Community of License/DMA:	Smithtown, New York (New York DMA)
Facility ID. Number (FAC):	60553
Tax ID. Number (TIN):	650510885
FCC Registration Number (FRN):	0003-7708-07
Television Translator Stations:	None
Auxiliary Service Stations:	Call Sign	Service
	WCD-989	TI
	WHY-337	TI
	WMG-534	TI
	WHY-339	TS
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	(Digital) File BPCDT19991028ADR, Minor Modification to a Licensed Facility.
DT Authorizations:	None
Other Authorizations:	None

A–3

Main Station:
Call Sign/Channel:	KHSH-TV Analog Channel 67 Digital Channel 36
Licensee:	USA Station Group Partnership of Houston
Community of License/DMA:	Alvin, Texas (Houston DMA)
Facility ID. Number (FAC):	60537
Tax ID. Number (TIN):	650510887
FCC Registration Number (FRN):	0003-7710-03
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	KPG-787	RP
	WLF-782	TS
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	None
DT Authorizations:	File BPCDT19991027ACC, Digital TV Broadcast Station Construction Permit
Other Authorizations:	None

A–4

Main Station:
Call Sign/Channel:	KHSC-TVAnalog Channel 46 Digital Channel 47
Licensee:	USA Station Group Partnership of Southern California
Community of License/DMA:	Ontario, California (Los Angeles DMA)
Facility ID. Number (FAC):	60549
Tax ID. Number (TIN):	650510878
FCC Registration Number (FRN):	0003-7709-55
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	KPE-749	RP
	KPF-234	RP
	KPF-921	RP
	WLG-512	TI
	WLJ426	TI
	WLE868	TI
	KB-96800	TP
	WLD-829	TI
	WHS-445	TS
	WLD-845	TS
	WLJ-356	TS
	WPNM-811	TI
Operational-Fixed Microwave:	None
Satellite Earth Station:	Call Sign
E7008
E000008
Pending Applications and CPs:	None
DT Authorizations:	File BPCDT19991029AFX, Digital TV Broadcast Station Construction Permit
Other Authorizations:	None

A–5

Main Station:
Call Sign/Channel:	WEHS-TV Analog Channel 60 Digital Channel 59
Licensee:	USA Station Group Partnership of Illinois
Community of License/DMA:	Aurora, Illinois (Chicago DMA)
Facility ID. Number (FAC):	60539
Tax ID. Number (TIN):	650510862
FCC Registration Number (FRN):	0003-7708-98
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	WLE-761	TS
	WME-823	TI
	WHS-256	TS
	KC-25972	TP
	WMF-691	TI
KPM-357
KPM-359
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	(Digital) File BPCDT19991026ACV, Minor Modification to a Licensed Facility.
DT Authorizations:	File BPCDT19980806KF, Digital Television Broadcast Station Construction Permit
Other Authorizations:	None

A–6

Main Station:
Call Sign/Channel:	WHSP-TV Analog Channel 65 Digital Channel 66
Licensee:	USA Station Group Partnership of Vineland
Community of License/DMA:	Vineland, New Jersey (Philadelphia DMA)
Facility ID. Number (FAC):	60560
Tax ID. Number (TIN):	650510879
FCC Registration Number (FRN):	0003-7710-29
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	WGX-209	TS
	WGZ-564	TI
	WGX-210	TI
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	None
DT Authorizations:	File BPCDT19980806KG, Digital Television Broadcast Station Construction Permit
Other Authorizations:	None

A–7

2.  FCC LICENSES (Continued)

Main Station:
Call Sign/Channel:	WHUB-TV Analog Channel 66 Digital Channel 23
Licensee:	USA Station Group Partnership of Massachusetts
Community of License/DMA:	Marlborough, Massachusetts (Boston DMA)
Facility ID. Number (FAC):	60551
Tax ID. Number (TIN):	650510886
FCC Registration Number (FRN):	0001-7349-87
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	WHY-956	TS
	KB-98017	TP
	KPK-922	RP
	KB-98152	RP
	KB-96013	RP
	KPH-504	RP
	WLD-618	TI
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	(Digital) File BMPCDT19981008KE, Minor Modification to a Licensed Facility.
DT Authorizations:	None
Other Authorizations:	File BSTA20000127ADO, STA to operate at Reduced Power

A–8

Main Station:
Call Sign/Channel:	KSTR-TV Analog Channel 49 Digital Channel 48
Licensee:	USA Station Group Partnership of Dallas
Community of License/DMA:	Irving, Texas (Dallas-Fort Worth DMA)
Facility ID. Number (FAC):	60534
Tax ID. Number (TIN):	650510883
FCC Registration Number (FRN):	0003-7709-22
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	WHS-572	TS
	WHS596	TI
	WLG539	TI
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	(Digital) File BMPCDT2000501ADB, Minor Modification to a Licensed Facility.
DT Authorizations:	File BPCDT19980806KE, Digital Television Broadcast Station Construction Permit
Other Authorizations:	None

A–9

Main Station:
Call Sign/Channel:	WBHS-TV Analog Channel 50 Digital Channel 47
Licensee:	USA Station Group Partnership of Tampa
Community of License/DMA:	Tampa, Florida (Tampa-St. Petersburg-Sarasota DMA)
Facility ID. Number (FAC):	60559
Taxpayer ID. Number (TIN):	650510875
FCC Registration Number (FRN):	0003-7710-37
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	KC-23719	TP
	WLI-792	TI
	WLI-795	TS
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	(Digital) File BPCDT19980806KH, Minor Modification to a Licensed Facility.
DT Authorizations:	File BPCDT19980806KH, Digital Television Broadcast Station Construction Permit
Other Authorizations:	None

A–10

Main Station:
Call Sign/Channel:	WQHS-TV Analog Channel 61 Digital Channel 34
Licensee:	USA Station Group Partnership of Ohio
Community of License/DMA:	Cleveland, Ohio (Cleveland DMA)
Facility ID. Number (FAC):	60556
Tax ID. Number (TIN):	650510890
FCC Registration Number (FRN):	0003-7710-52
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	KB-55381	TP
	KB-55989	TP
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	(Digital) File BPCDT19991029ADJ, Minor Modification to a Licensed Facility.
DT Authorizations:	None
Other Authorizations:	None

A–11

Main Station:
Call Sign/Channel:	WBSF-TV Analog Channel 43 Digital Channel 20
Licensee:	USA Station Group of Melbourne, Inc.
Community of License:	Melbourne, Florida (Orlando-Daytona Beach-Melbourne DMA)
Facility ID. Number (FAC):	5802
Tax ID. Number (TIN):	521908346
FCC Registration Number (FRN):	0002-1494-44
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	KPL-723	RP
	KPH-204	RP
	WHQ-233	TS
	WHM-997	TI
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	(Digital) File BPCDT19991029ADG, Minor Modification to a Licensed Facility.
DT Authorizations:	None
Other Authorizations:	None

A–12

Main Station:
Call Sign/Channel:	WAMI-TV Analog Channel 69 Digital Channel 47
Licensee:	USA Station Group Partnership of Hollywood, Florida
Community of License/DMA:	Hollywood, Florida (Miami-Fort Lauderdale DMA)
Facility ID. Number (FAC):	60536
Tax ID. Number (TIN):	650510876
FCC Registration Number (FRN):	0001-8035-68
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	WLP-238	TI
	WLO-873	TS
	KC26205	TP
	KC-26384	TP
	KC-26385	TP
	WPOT-53	TS
	WPOT-254	TI
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	(Digital) File BPCDT19981030KF, Minor Modification to a Licensed Facility.
DT Authorizations:	None
Other Authorizations:	None

A–13

Main Station:
Call Sign/Channel:	WHOT-TV Analog Channel 34 Digital Channel 48
Licensee:	USA Station Group Partnership of Atlanta
Community of License/DMA:	Athens, Georgia
Facility ID. Number (FAC):	48813
Taxpayer ID. Number (TIN):	650510865
FCC Registration Number (FRN):	0003-7710-94
Television Translator Station:	None
Auxiliary Service Stations:	Call Sign	Service
	WPJF-322	TS
	KPL-235	RP
Operational-Fixed Microwave:	None
Satellite Earth Station:	None
Pending Applications and CPs:	(Digital) File BPCDT19991027ADN, Minor Modification to a Licensed Facility.
DT Authorizations:	None
Other Authorizations:	None

3.  Minority Interests

    Silver King Capital Corporation, Inc., which is a wholly owned subsidiary of USA Broadcasting, Inc., owns:

    a 45% non-voting common stock interest in Roberts Broadcasting Company, the licensee of WHSL(TV), East St. Louis, MO;

    a 45% non-voting stock interest in Roberts Broadcasting Company of Denver, licensee of KTVJ(TV), Boulder, CO; and

    a 49% non-voting common stock interest in Golden Link TV, Inc. (f/k/a Channel 66 of Vallejo, California, Inc.), the licensee of KPST-TV, Vallejo, California.

    USA Station Group of Virginia, Inc., which is a wholly owned subsidiary of USA Station Group of Atlanta, Inc., which in turn, is a wholly owned subsidiary of USA Broadcasting, Inc., owns:

    a 45% non-voting stock interest in Channel 14 of Urban Broadcasting Corporation, the licensee of WTMW (TV), Arlington, VA.

A–14

EXHIBIT B

Purchase Price Payment Schedule

Exhibit B
Purchase Price Payment Schedule

DMA	Market	Market TV HH's (Nielsen 1/2000)	Interest Adjustment	Adjusted Market TV HH's	% Purchase Price	Purchase Price
1	New York	6,874,990	100%	6,874,990	20.00%	$214,835,695
1	New York
2	Los Angeles	5,234,690	100%	5,234,690	15.23%	$163,578,167
3	Chicago	3,204,710	100%	3,204,710	9.32%	$100,143,578
4	Philadelphia	2,670,710	100%	2,670,710	7.77%	$83,456,680
6	Boston	2,210,580	100%	2,210,580	6.43%	$69,078,135
7	Dallas	2,018,120	100%	2,018,120	5.87%	$63,063,977
10	Atlanta	1,774,720	100%	1,774,720	5.16%	$55,458,001
11	Houston	1,712,060	100%	1,712,060	4.98%	$53,499,947
13	Tampa	1,485,980	100%	1,485,980	4.32%	$46,435,201
15	Cleveland	1,479,020	100%	1,479,020	4.30%	$46,217,709
16	Miami	1,441,570	100%	1,441,570	4.19%	$45,047,439
22	Orlando	1,101,920	100%	1,101,920	3.21%	$34,433,759
Minority Interests
5	San Francisco	2,423,120	49%	1,187,329	3.45%	$37,102,688
8	Washington, DC	1,999,870	45%	899,942	2.62%	$28,122,158
18	Denver	1,268,230	45%	570,704	1.66%	$17,833,842
21	St. Louis	1,114,370	45%	501,467	1.46%	$15,670,263

		38,014,660		34,368,510	100%
Purchase Price payable upon transfer of Capital Stock of to be formed "Station Works" Subsidiary						$26,022,760

			Aggregate Purchase Price			$1,100,000,000

    Except as provided in Section 8.3 to the Agreement, this Purchase Price Payment Schedule is solely for purposes of determining the amount payable by Buyer to Seller at the Initial Closing (as defined in the Agreement) and each Subsequent Closing (as defined in the Agreement) and shall not be considered binding on either Buyer or Seller with respect to any tax treatment or reporting requirements relating to the sale and transfer of the Stock pursuant to the Agreement.

B–2

EXHIBIT C

Programming Liabilities

Exhibit C
Proprietary Programming

City Desk
Neil at Night
Tens
Barcode (no episodes on tape)
Lips (no episodes on tape)
Ocean Drive
LIVE! (no episodes on tape)
Kenneth's Freakquency
Traffic Jams (no episodes on tape)
RadioVision (no episodes on tape)
Out Loud (no episodes on tape)
Generation n
Phly
Strip Poker
The Times (air checks on tape)
Sportstown

Intellectual Property related to Proprietary Programming

Corporations

City Desk, Inc.
Neil at Night, Inc.
Hotties, Inc.
Dance Show, Inc.
Lincoln Lounge, Inc.
Lips, Usa, Inc.
Ocean Drive, Usa, Inc.
Kenneths Freakquency, Inc.
Traffic Jams, Inc.
Personal Box, Inc.
Radio Daze, Inc.
Out Loud, Inc.
Generation n, Inc
USA Broadcasting Productions, Inc.
Miami USA Broadcasting Productions, Inc.

C–1

Mark	Int'l Class	Status
TENS	41	Pending Application
TENS & Design	24	Pending Application
TENS & Design	25	Pending Application
TENS & Design	41	Pending Application
USA BROADCASTING	38, 41	Pending Application
STRIP POKER	41	Pending Application
USA STATION GROUP	38, 41	Pending Application
Misc. Bubble Design	16, 25 38 41	Pending Application
WAMI & Design	16	Opposition Pending
WAMI & Design	24	Opposition Pending
WAMI & Design	25	Opposition Pending
SPORTSTOWN	41	Registered
SPORTSTOWN	09	Pending Application
SPORTSTOWN	16	Pending Application
SPORTSTOWN & Design	24	Pending Application
SPORTSTOWN & Design	41	Registered

C–2

QuickLinks

  EXHIBIT 10.35
STOCK PURCHASE AGREEMENT
Exhibits & Schedules
STOCK PURCHASE AGREEMENT
R E C I T A L S
A G R E E M E N T
ARTICLE I PURCHASE & SALE/CLOSING
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE IV COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING
ARTICLE V ADDITIONAL CONTINUING COVENANTS
ARTICLE VI CONDITIONS OF PURCHASE
ARTICLE VII TERMINATION OF OBLIGATIONS
ARTICLE VIII INDEMNIFICATION
ARTICLE IX GENERAL
ARTICLE X DEFINITIONS
EXHIBIT A
Subsidiaries and FCC Licenses
EXHIBIT A
EXHIBIT B Purchase Price Payment Schedule
EXHIBIT C Programming Liabilities
Exhibit C Proprietary Programming